American Realty
Capital Properties

American Realty Capital Properties, Inc.

3rd Quarter 2012 Stockholder Letter

Dear Stockholder:

American Realty Capital Properties, Inc. (NASDAQ: ARCP) performed exceptionally well in Q3 2012 and generated solid financial results. Returning over 22% for the quarter, ARCP more than tripled the performance of both the broader traded markets as well as a portfolio of its triple net peers. (See Exhibit A.)

Exhibit A

Q3 2012 ARCP Total Return Preformance*

*Source: SNL Financial (past performance is not indicative of future results). Triple Net Peers include: NNN, O, EPR, LSE, LXP, ADC, OLP and ARCT.

Grew Earnings

The Company has continued to grow earnings through accretive acquisitions, while further diversifying its tenant base and property portfolio. For the quarter, ARCP purchased approximately $26.0 million of properties at an average capitalization rate of 9.8%.

Increased Dividend

During this same period, we announced a fourth consecutive quarterly dividend increase, growing our current annualized dividend to $0.895 per share.

Filed Shelf Registration

We also filed a $500 million universal shelf registration, which will enable ARCP to grow its capital base over time while providing flexibility to issue common stock, preferred stock, debt or equity-linked securities.

Maintained Investment Discipline

Our strategy has remained consistent: create value for our stockholders through the accumulation of single tenant, free standing high quality real estate assets leased medium-term primarily to investment grade corporate tenants; utilize prudent, low cost leverage; diversify portfolio by tenant, industry and geography; and grow the dividend. Let’s take a closer look at where the portfolio stands today.

Property Portfolio Highlights

ARCP has maintained a consistent investment strategy of purchasing single tenant, net leased real estate focused on investment grade rated and other credit worthy corporate tenants with remaining primary lease terms of generally between three to eight years. As of September 30, 2012, we owned a portfolio of 124 properties, totaling over two million square feet located in 24 states. These properties include 14 tenants operating in 10 distinct industries. The weighted average primary lease term of the portfolio is 6.8 years and the portfolio is comprised of 99% investment grade rated credit tenants as measured by annualized rents.1 Since our initial public offering (“IPO”), ARCP has more than doubled the size of its property portfolio as measured by square feet and net operating income (“NOI”). In just over one year, we have purchased $117.0 million of investment assets, containing a total of 1.4 million square feet, aggregating an additional $11.0 million of NOI. (See Exhibit B.)

Exhibit b

ARCP – Portfolio Growth

	At IPO	At Sept. 30, 2012	% Increase
Net Operating Income	$9 million	$20 million	122%
(annualized)
Purchase Price	$119 million	$236 million	98%
Square Feet	0.76 million	2.20 million	189%
Tenants	3	14	367%
Industries	2	10	400%
States	10	24	140%
% Investment Grade [1]	100%	99%

1	“Investment grade” is a determination made by major credit rating agencies. Includes properties leased to Home Depot USA, Inc., Bimbo Bakeries USA, Inc. and Iron Mountain Information Management, Inc., which are, respectively unrated wholly owned subsidiaries of The Home Depot, Inc., Grupo Bimbo SAB de CV and Iron Mountain Incorporated. We have attributed the rating of each parent company to its wholly owned subsidiary for purposes of this discussion.

Portfolio Diversity

In acquiring properties, we focus on assembling a portfolio of net leased assets carefully diversified by tenant, industry and geography. Since the IPO we have added 11 new tenants, eight new industries and 14 new states. (See Exhibit C.) As illustrated in Exhibit B, these acquisitions significantly increased the diversity of our portfolio, and we plan to continue to grow our existing business and maintain a well-diversified portfolio consistent with our investment strategy.

Third Quarter Acquisitions and Future Pipeline

During the nine months ended September 30, 2012, ARCP acquired 36 properties, all 100% occupied, for an aggregate base purchase price of $98.9 million at an average capitalization rate of 9.5%, comprised of approximately 1.2 million square feet. This is inclusive of three CVS pharmacies, an Iron Mountain warehouse, a Reckitt Benckiser—French’s Mustard office building, and a Mrs. Baird’s distribution facility, all of which were purchased during the three months ended September 30, 2012. Third quarter acquisitions totaled $25.7 million, exclusive of closing costs, and increased the portfolio’s size, at cost, to $235.7 million.

Exhibit b

Tenant Concentration (% of Average Annualized Rent)

Owned:	Percentage
Citizens Bank	33.4%
John Deere	11.7%
Home Depot	11.2%
GSA	11.4%
Dollar General	8.0%
FedEx	5.5%
Reckitt Benckiser	4.8%
Mrs. Baird’s	3.1%
Walgreens	2.9%
CVS	2.4%
Advance Auto Parts	2.3%
Iron Mountain	2.2%
Tractor Supply	0.9%
Community Bank	0.2%

Industry Concentration (% of Average Annualized Rent)

Geographic Concentration (% of Average Annualized Rent)

Subsequent to the end of the third quarter, on October 1, 2012, ARCP acquired a Family Dollar retail store at an average capitalization rate of 8.9% with just under 10 years remaining on its primary lease term as of the acquisition date. On October 18, 2012, ARCP also acquired an Advance Auto retail store at an average capitalization rate of 8.7% with 8.6 years remaining on its primary lease term as of the acquisition date. Both Family Dollar and Advance Auto carry investment grade credit ratings as determined by a major credit rating agency.

Our acquisitions pipeline remains full and our team continues to identify and acquire properties at very advantageous prices, consistent with our investment thesis. ARCP has approximately $35.7 million of properties under contract (exclusive of closing costs). Approximately $10.8 million is expected to close by the end of October and will be purchased at a weighted average capitalization rate of 9.3%. These properties include two Walgreens pharmacies, two Family Dollar retail stores, and one Fresenius dialysis center. The remaining $24.9 million is expected to close in November and December 2012.

Consistent Dividend Increases

ARCP has increased its dividend four times since its IPO. On September 30, 2012, ARCP declared its fourth consecutive quarterly dividend increase. The Company’s board of directors authorized and the Company declared an increase in its annual dividend rate from $0.890 to $0.895 per share. The new annual dividend rate will be payable monthly commencing November 15, 2012, to stockholders of record on November 8, 2012.

Dividend Increase Announced	Annual Dividend (per share)	Payable
September 7, 2011 (IPO)	$0.875
February 27, 2012	$0.880	March 15, 2012
March 16, 2012	$0.885	June 15, 2012
June 27, 2012	$0.890	September 15, 2012
September 30, 2012	$0.895	November 15, 2012

Total dividends paid to common stockholders by the Company were $2.4 million for the three months ended September 30, 2012. For the nine months ended September 30, 2012, dividends totaled $5.6 million.

Significant Balance Sheet Initiatives

We have taken several important steps during the third quarter to position our balance sheet appropriately and increase our earnings. On August 1, 2012, ARCP filed a $500 million universal shelf registration statement and a resale registration statement with the SEC. This $500 million universal shelf registration will enable ARCP to grow its capital base over time, while providing it flexibility to issue common stock, preferred stock, debt or equity-linked securities. The shelf was sized to reflect our current expectation of growth over the next three years.

In a follow-on offering on June 18, 2012, the Company issued 3.25 million shares of common stock, raising $30.3 million of net proceeds. An additional 487,500 shares of common stock were issued on July 9, 2012, pursuant to the underwriters’ exercise of the over-allotment option resulting in net proceeds of approximately $4.6 million. Also in July 2012, an unaffiliated third-party investor purchased 0.3 million shares of Series B convertible preferred stock resulting in net proceeds of $3.0 million. This followed an initial issuance in May 2012 of approximately 0.5 million shares of Series A convertible preferred stock to an unaffiliated third-party investor resulting in net proceeds of $6.0 million. Both Series A and Series B were issued under generally comparable terms, with a liquidation preference of $11.00 and $10.60 per share, respectively, and an annualized dividend yield of 7.0%.

Quarterly and Year-to-Date Earnings

As a result of acquiring investment properties at very attractive pricing during the recently completed quarterly period, the Company has been able to significantly grow its core earnings. During the quarter ended September 30, 2012, ARCP generated Adjusted Funds From Operations (“AFFO”) of $3.1 million, or $0.28 per share computed using basic weighted average shares outstanding, or $0.24 per share computed using fully diluted weighted average shares outstanding. This equates to a 15.0% and 8.0% increase on a basic and fully diluted basis, respectively, compared to the second quarter ended June 30, 2012. Dividends paid on common shares outstanding during the third quarter of 2012 totaled $2.4 million, representing a coverage ratio of 127% with respect to AFFO generated in the same period.

For the nine months ended September 30, 2012, ARCP generated AFFO of $6.5 million, or $0.76 per share computed using basic weighted average shares outstanding, or $0.69 per share computed using fully diluted weighted average shares outstanding. Dividends paid on common shares outstanding year-to-date as of September 30, 2012 totaled $5.6 million, representing a coverage ratio of 117% with respect to AFFO generated in the same period.

Value Creation

With the recent upward stock performance, positive momentum and strong market recognition that we have received as of late, we could not be more excited moving into the fourth quarter and we expect to complete 2012 on a solid note. We will continue to systematically carry out our investment strategy, raise capital when it is accretive to do so, acquire high-quality properties at favorable prices, diversify the property portfolio by credit, industry and geography, drive earnings per share and reduce our cost of capital.

We have consistently raised our dividends this last year, and we will continue to buy properties that are attractively priced and have contractual rent growth, thereby providing us the potential to further increase dividends over time. Proper execution of our investment strategy has proven effective, and we plan to build upon this success by focusing on earnings growth, dividend growth and asset growth moving forward. Management’s interests remain closely aligned with those of our stockholders, and we stand firmly committed to putting our stockholders first.

For more information on ARCP, please visit us at www.americanrealty-capitalproperties.com. To obtain our public filings, please refer to www.sec.gov. Thank you for your ongoing support and do not hesitate to contact your financial professional or our Investor Relations department at 212-415-6500 should you have additional questions.

Sincerely,

Nicholas S. Schorsch	Brian S. Block
Chairman & Chief Executive Officer	Chief Financial Officer

Tenant Representation

Portfolio Overview

Equity Market Cap [1]	$140 Million
Number of Properties	124
Total Square Feet	2.2 Million
Occupancy	100%
Average Remaining Primary Lease Term	6.8 Years
% Investment Grade (By Annualized Rent) [2]	99%
Number of Tenants	14
States	24
Annualized Net Operating Income	$20 Million

1	$12.50 close price on September 28, 2012.
2	Includes properties leased to Home Depot USA, Inc., Bimbo Bakeries USA, Inc. and Iron Mountain Information Management, Inc. They are unrated wholly owned subsidiaries of The Home Depot, Inc., Grupo Bimbo SAB de CV and Iron Mountain Incorporated, respectively. For purposes of this presentation, we have attributed the rating of each parent company to its wholly owned subsidiary.